Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree to file a joint Schedule 13D with respect to the interests of the undersigned in Cape Coastal Trading Corporation and that the Schedule 13D to which this Exhibit 1 is attached is being filed on behalf of each of the undersigned.

Dated: January 9, 2006

/s/ Thomas J. Petters
Thomas J. Petters

Petters Group Worldwide, LLC

	By	/s/ Thomas J. Petters
Thomas J. Petters, Chief Executive Officer

Petters Company, Inc.

	By	/s/ Thomas J. Petters
Thomas J. Petters, Chief Executive Officer